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                                                                      EXHIBIT 99

ENTERPRISE SOFTWARE NAMES IRWIN SCHLASS TO BOARD OF DIRECTORS

February 3, 1999 11:00 AM

DETROIT--(BUSINESS WIRE)--Feb. 3, 1999--Enterprise Software, Inc. (ENSW) today announced that Irwin Schlass has been elected to the Company's Board of Directors, effective immediately. His appointment fills the only vacancy on the seven-member Board.

Mr. Schlass, 52, is chairman and chief executive officer of InterEquity Capital Partners L.P., a New York City-based venture capital firm. The firm, which is among Enterprise Software's largest shareholders, provides long-term capital and value-added investment banking services to growth companies throughout the United States.

Mr. Schlass has been an officer and director of InterEquity since 1990. He has also been a principal, since 1988, of Irwin Schlass Enterprises, Inc., a management and investment firm specializing in telecommunications and real estate and the investment manager to InterEquity. He was divisional head of sales and marketing at GTE/U.S. Sprint from 1982 to 1988. He is also a member of the Board of Directors of NY's Finest Foundation, a not-for-profit organization which supports law enforcement in New York City. Mr. Schlass has a B.A. from the City University of New York and a M.A. from the University of Denver.

Andre Blay, Chairman and Chief Executive Officer of Enterprise Software, Inc. said, "I am pleased that Irwin Schlass has become a director. As a major investor in our company, he will add a valuable perspective to the Board and play an important role as we continue our efforts to maximize value for our shareholders."

Mr. Schlass said, "I was most interested in joining the Enterprise Software board at this time so that I could help the existing directors obtain the best value for the company's shareholders. I look forward to working with the Board to explore ways we can achieve this objective."

As announced in October 1998, Enterprise has retained the international investment banking firm of Schroder & Co. Inc. to explore all available alternatives, including the possibility of a merger or sale of the Company.

Enterprise Software, Inc., a developer of mission critical software for enterprise management, is the parent company of Enterprise Systems Group, Inc. and CCMS, recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations, cable networks, cable systems and other television distributors. Enterprise Software, Inc. is also the parent company of REVIVE Technologies, a global provider of legacy systems conversion services and technologies.

Included in this release are "forward-looking" statements based upon the company's good faith expectations and beliefs which the company believes are reasonable but which may differ



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materially from actual results, depending upon the circumstances, and there can be no assurance that the statements of expectation or belief will result or be achieved or accomplished. Taking into account the foregoing, the actual results could differ materially from those expressed in such forward-looking statements as a result of such important factors as the company's ability to compete with high-technology competitors which may be larger, offer more services, possess greater resources and other factors described in the company's reports on file with the Securities and Exchange Commission.





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